FIRST INVESTORS SERIES FUND II, INC.

                             ARTICLES SUPPLEMENTARY


FIRST  INVESTORS  SERIES  FUND II,  INC.,  a  Maryland  corporation  having  its principal office in Baltimore City, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Pursuant to the authority expressly vested in the Board of Directors ("Board") of the Corporation by the Sixth Article of the Articles of
Incorporation of the Corporation ("Articles of Incorporation"), by action on December 17, 1998, the Board has classified one hundred million (100,000,000) shares of the authorized, but previously unissued and unclassified, common stock of the Corporation, par value $0.001 per share, into a new series to be known as First Investors Focused Equity Fund ("Focused Equity Fund"). Of these one hundred million (100,000,000) shares, the Board has designated fifty million (50,000,000) shares as Class A capital stock and fifty million (50,000,000) shares as Class B capital stock.

      The Class A capital stock and Class B capital stock of the Focused Equity Fund shall represent interests in the same investment portfolio of the Focused Equity Fund. All shares of each particular class of the Focused Equity Fund shall represent an equal proportionate interest in that class and each share of any particular class of the Focused Equity Fund shall be equal to each other share of that class. Class A shares and Class B shares of the Focused Equity Fund shall be subject to all provisions of Article VI in the Corporation's Articles of Incorporation relating to stock of the Corporation generally and shall have the same preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption, except as follows:

      (1) The Class B capital stock of the Focused Equity Fund may convert into Class A capital stock of the Focused Equity Fund in the manner as determined by the Board of Directors;

      (2) Each class of the Focused Equity Fund shall have separate exchange privileges as determined by the Board of Directors from time to time;

      (3) The Class A capital stock of the Focused Equity Fund shall be subject to a front-end sales load and Rule 12b-1 service and distribution fee as determined by the Board of Directors from time to time;

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      (4) The Class B capital stock of the Focused  Equity Fund shall be subject to a contingent deferred sales charge and a Rule 12b-1 service and distribution fee as determined by the Board of Directors from time to time; and

      (5) Unless otherwise expressly provided in the Articles of Incorporation, including any Articles Supplementary creating any class or series of capital stock, on each matter submitted to a vote of stockholders of the Focused Equity Fund, each holder of a share of capital stock of the Focused Equity Fund shall be entitled to one vote for each share standing in such holder's name on the books of the Corporation, irrespective of the class thereof, and all shares of the classes shall vote together with all other classes or series of the Corporation as a single class; provided, however, that

(a) as to any matter with respect to which a separate vote of any class or series is required by the Investment Company Act of 1940, as amended ("1940 Act"), or any rules, regulations or orders issued thereunder, or by the Maryland General Corporation Law, such requirement as to a separate vote by that class or series shall apply in lieu of a general vote of all classes and series as described above; and

(b) as to any matter which in the judgment of the Board of Directors (which shall be conclusive) does not affect the interest of a particular class or series, such class or series shall not be entitled to any vote and only the holders of shares of the one or more affected classes and series shall be entitled to vote.

SECOND: The previous designation of shares of capital stock of the series known as First investors Mid-Cap Opportunity Fund into Class A and Class B shares, the previous designation of shares of capital stock of the series known as First Investors Utilities Income Fund into Class A and Class B shares, and the previous designation of shares of capital stock of the series known as First Investors Growth & Income Fund into Class A and Class B shares remains the same. The par value of the shares of capital stock of each class of the Corporation remains $0.001 per share, and the aggregate par value of all of the authorized shares of the Corporation remains $400,000.

THIRD: The Corporation is registered as an open-end management investment company under the Investment Company Act of 1940, as amended. The stock classified herein has been classified by the Board of Directors under authority contained in the Articles of Incorporation and pursuant to Section 2-105(c) of the Maryland General Corporation Law.

FOURTH: All other provisions of the Articles of Incorporation as previously filed remain in full force and effect.


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IN WITNESS  WHEREOF,  First  Investors  Series  Fund II, Inc.  has caused  these
Articles Supplementary to be signed in its name and on its behalf by its President and witnessed by its Secretary on December 17, 1998.

                                      FIRST INVESTORS SERIES FUND II, INC.


                                      By: /s/ Glenn O. Head
                                          ------------------------
                                          Glenn O. Head, President



      Witness:


      /s/ C. Durso
      ---------------------
      C. Durso, Secretary


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THE UNDERSIGNED, President of First Investors Series Fund II, Inc., who, on
behalf of the Corporation, executed the Articles Supplementary to which this Acknowledgment is attached and made a part, hereby acknowledges, in the name and on behalf of said Corporation, the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.



                                    By:   /s/ Glenn O. Head
                                                Glenn O. Head, President